Exhibit 99.1

Alliance HealthCard Reports First Combined Operating Results with Benefit Marketing Solutions (BMS)

Wednesday, August 1, 2007

2007 Third Quarter Revenues Exceed $4.7 Million; Operating Income up 123% over Prior Year

ATLANTA, Georgia (Business Wire) – Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount and lifestyle benefits plans today announced its results for the quarter ended June 30, 2007. This represents the first full quarter that the combined operating results of Alliance Healthcard and Benefit Marketing Solutions (BMS) have been reported since their merger.

Quarter Highlights:

•	Operating Income for the quarter was $1.23 million, a 123% increase over comparable 2006 quarter of $550,483

•	Revenues for the quarter totaled $4.76 million, a 33% increase over third quarter 2006 revenues of $3.59 million

•	Net Income for the quarter was $705,359 or $.046 per diluted share, a 24% increase over comparable third quarter 2006 earnings of $568,115 or $.039 per share

“We are pleased with Company’s performance for the quarter. The integration of the two companies is delivering strong operating efficiencies and improved gross margins. We expect these efficiencies to have additional positive financial impact in the coming quarters. The recurring revenue nature of our business and strong client retention are also having positive effects on our results,” stated Danny Wright, Chief Executive Officer.

“During the past quarter, our focus was on the integration of the two companies. As that nears completion, we are increasing our efforts to deliver existing products to new markets and seeking acquisition candidates to diversify our revenue base and expand our operational capabilities,” stated Wright.

“Results were particularly strong given we had non-recurring integration charges of approximately $275,000 and an income tax expense of $459,000 that were not in the 2006 quarter,” stated Brett Wimberley, Chief Operating Officer. “In addition to the merger integration, during the quarter we also introduced a new lifestyle discount benefit to many of our members providing discounts on dining, travel and consumer entertainment. We expect this benefit to positively impact member attraction and retention in the coming quarters,” continued Wimberley.

About Alliance HealthCard:

Alliance HealthCard, Inc. (OTC: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its’ consumer package specialty insurance and warranty products on the goods its’ marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Contact Information:	Alliance HealthCard.
Tom Kiser, (770) 734-9255 ext. 206
tkiser@alliancehealthcard.com

Source: Alliance HealthCard, Inc.

Alliance HealthCard, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Net revenues	$4,762,984	$3,592,708	$12,555,595	$10,524,337
Direct costs	2,530,967	2,558,108	7,968,834	7,200,360

Gross Profit	2,232,017	1,034,600	4,586,761	3,323,977
Marketing and sales expenses	277,955	171,178	675,471	526,115
General and administrative expenses	726,655	312,940	1,777,548	860,814

Operating income	1,227,407	550,482	2,133,742	1,937,048
Other income (expense):
Interest income	19,592	17,633	51,748	44,149
Interest (expense)	(82,640)	—	(82,640)	(13)

Total other income (expense):	(63,048)	17,633	(30,892)	44,136

Income before income taxes	1,164,359	568,115	2,102,850	1,981,184
Income taxes	459,000	—	459,000	—

Net income	$705,359	$568,115	$1,643,850	$1,981,184

Per share data:
Basic	$0.05	$0.04	$0.11	$0.14

Diluted	$0.05	$0.04	$0.11	$0.13

Basic weighted average shares outstanding	14,524,263	14,524,263	14,524,263	14,524,263

Basic weighted diluted average shares outstanding	15,437,710	14,628,196	15,086,352	14,694,772